Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended September 30, 2012

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 31, 2012--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $19.1 million for the third quarter of 2012, or $0.09 per diluted share, an improvement compared to net income of $9.4 million, or $0.05 per diluted share, for the second quarter of 2012 and a net loss of $24.0 million, or $1.46 loss per diluted share, for the third quarter of 2011. The net income for the nine-month period ended September 30, 2012, was $15.2 million, or $0.07 per diluted share, compared to a net loss of $67.4 million, or $4.17 loss per diluted share, for the same period in 2011.

2012 Third Quarter Highlights and Comparison with 2012 Second Quarter:

•	Net income of $19.1 million.

•	Growth in net interest income and margin:

o	Net interest income, excluding fair value adjustments of $0.2 million, increased by $17.1 million.

o	Net interest margin, excluding fair value adjustments, increased by 54 basis points to 3.98%.

•	Provision for loan and lease losses of $29.0 million, up $4.1 million.

•	Stable credit quality metrics:

o	Total non-performing assets decreased for the tenth consecutive quarter, declining by $48.8 million.

o	The level of non-performing loans decreased by $57.6 million from the previous quarter to $1.01 billion.

o	Inflows of loans into non-performing status declined by $12.0 million, or 12%, from the previous quarter.

o	Net charge-offs declined by $11.1 million to $40.6 million, or an annualized 1.58% of average loans.

•	Increase of $1.1 million in non-interest income:

o	Full quarter impact of the credit cards portfolio acquisition from FIA Card Services reflects an increase of $2.0 million in interchange and other related fees.

o	Non-cash charge associated with the equity in losses of unconsolidated entities of $2.2 million, compared to losses of $2.5 million in the second quarter of 2012.

•	Increase of $4.9 million in non-interest expenses led by higher losses on real estate owned (REO) operations and expenses related to the recently acquired credit cards portfolio.

•	Strong capital position:

o
Total capital, Tier 1 capital and leverage ratios of the Corporation of 17.52%,16.20% and 12.71%, respectively, as of September 30, 2012, compared to 17.30%, 15.98% and 12.51%, respectively, as of June 30, 2012.

o
Total capital, Tier 1 capital and leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank of 17.03%, 15.71% and 12.35%, respectively, as of September 30, 2012, compared to 16.80%, 15.48%, and 12.13%, respectively, as of June 30, 2012.

o	Tier 1 common risk-based capital ratio of the Corporation of 13.33% as of September 30, 2012, compared to 13.12% as of June 30, 2012.

o	Tangible common equity ratio of the Corporation of 10.39% as of September 30, 2012, compared to 10.29% as of June 30, 2012.

•	Growth in total deposits of $54.4 million, or 1%, excluding brokered certificates of deposit (CDs), while brokered CDs decreased by $58.1 million, or 2%.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “We are very pleased to report our second consecutive quarterly profit. This quarter’s financial results reflect an expanded net interest margin, improvement in efficiency and credit quality metrics, and growth in non-brokered deposits demonstrating the strength of our franchise and the continued benefits from effectively executing our strategic plan.

“Over the past twelve months we have achieved significant improvements, including; pre-tax, pre-provision income of $51.4 million, up 77% from the same quarter last year; net interest margin of 3.98%, up significantly from 2.82% last year; non-brokered deposits up 5% from last year; non-performing assets down 9% from last year; and net charge-offs down 40% from last year.

“The full quarter impact of the recently acquired credit card portfolio was an important contributor to our improvement in net interest income, non-interest income and efficiency ratios, and provides additional cross-selling opportunities for our continued organic core deposit growth. Lower rates paid on both brokered and non-brokered deposits also contributed to the expanded net interest margin. The focus on transaction services and deposit strategies continues to deliver positive results, non-brokered deposits grew by $54.4 million during the third quarter. Many of our credit quality performance metrics continued to show signs of improvement as reflected by the decrease in non-performing assets and net charge-offs; nevertheless, non-performing asset levels remain elevated and continue to be a challenge in the current uncertain economic environment. Improving asset quality continues to be our first priority.”

Mr. Alemán stated further, “Our capital levels continue to be strong and benefit from internal capital generation. We will remain disciplined in our pricing of loans and deposits, and will stay focused in evaluating opportunities to introduce additional products and services across our customer base and work to improve our credit quality, risk profile and operating efficiency. We will continue to execute our strategic plan by making selective investments in initiatives to achieve consistent, profitable growth in quarters and years to come.”

This press release includes certain non-GAAP financial measures, including certain capital ratios, adjusted net interest income and margin, and pre-tax, pre-provision income, and should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

The following table provides details with respect to the calculation of the earnings (loss) per common share for the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, and for the nine-month periods ended September 30, 2012, and September 30, 2011:

(In thousands, except per share information)	Quarter Ended			Nine-month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Net income (loss)	$19,073	$9,356	$(24,046)	$15,247	$(67,390)
Cumulative convertible preferred stock dividend (Series G)	-	-	(5,302)	-	(15,906)
Preferred stock discount accretion (Series G)	-	-	(1,795)	-	(5,489)

Net income (loss) attributable to common stockholders	$19,073	$9,356	$(31,143)	$15,247	$(88,785)

Average common shares outstanding	205,415	205,415	21,303	205,349	21,303
Average potential common shares	508	537	-	348	-
Average common shares outstanding - assuming dilution	205,923	205,952	21,303	205,697	21,303

Basic earnings (loss) per common share	$0.09	$0.05	$(1.46)	$0.07	$(4.17)
Diluted earnings (loss) per common share	$0.09	$0.05	$(1.46)	$0.07	$(4.17)

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities, a non-GAAP financial measure. In addition, from time to time, earnings are adjusted also for items judged by management to be outside of ordinary banking activities and/or for items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of the Corporation’s performance requires consideration also of results that exclude such amounts (for additional information about these non-GAAP financial measures, see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation”).

The following table shows adjusted pre-tax, pre-provision income of $51.4 million in the 2012 third quarter, up from $37.9 million in the prior quarter:

(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Income (loss) before income taxes	$19,834	$10,901	$(11,049)	$(14,600)	$(21,158)
Add: Provision for loan and lease losses	28,952	24,884	36,197	41,987	46,446
Less: Net loss (gain) on sale and OTTI of investment securities	547	143	1,207	1,014	(12,156)
Add: Unrealized (gain) loss on derivatives instruments and liabilities measured at fair value	(170)	(506)	(283)	1,746	2,555
Add: Contingency adjustment - tax credits	-	-	2,489	-	-
Add: Loss on early extinguishment of borrowings	-	-	-	-	9,012
Add: Equity in losses (earnings) of unconsolidated entities	2,199	2,491	6,236	(1,666)	4,357
Adjusted Pre-tax, pre-provision income (1)	$51,362	$37,913	$34,797	$28,481	$29,056

Change from most recent prior quarter - amount	$13,449	$3,116	$6,316	$(575)	$(989)
Change from most recent prior quarter - percent	35.5%	9.0%	22.2%	-2.0%	-3.3%

(1) See "Basis of Presentation" for definition.

As discussed in the sections that follow, the increase in pre-tax, pre-provision income from the 2012 second quarter primarily reflected: (i) an increase of $17.1 million in net interest income, excluding fair value adjustments of $0.2 million, (ii) the full quarter impact of interchange income and other related fees related to the recently acquired credit card portfolio from FIA Card Services (FIA), an increase of $2.0 million, and (iii) increased revenues from the mortgage banking business reflecting both a higher volume of loan sales and securitizations and improved margins. Partially offsetting these increases was: (i) a $4.9 million increase in non-interest expenses led by higher losses on REO operations and credit card processing expenses, and (ii) lower revenues from our broker-dealer operations due to fewer transactions. The increase in non-interest expenses reflects the full quarter impact of expenses related to the credit cards business, an aggregate increase of $3.1 million compared to the previous quarter. Losses on the sale of certain REO commercial properties, higher write-downs to the value of REO properties and increased REO operational costs also contributed to the increase in non-interest expenses.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation – Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(Dollars in Thousands)
	Quarter Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Net Interest Income (in thousands)
Interest Income - GAAP	$166,964	$153,652	$152,107	$156,752	$158,542
Unrealized loss (gain) on derivative instruments	(170)	33	(332)	(246)	954
Interest income excluding valuations	166,794	153,685	151,775	156,506	159,496
Tax-equivalent adjustment	1,463	1,634	1,741	1,456	1,521
Interest income on a tax-equivalent basis excluding valuations	168,257	155,319	153,516	157,962	161,017

Interest Expense - GAAP	41,461	44,947	50,241	58,209	64,287
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	-	539	(49)	(1,992)	(1,601)
Interest expense excluding valuations	41,461	45,486	50,192	56,217	62,686

Net interest income - GAAP	$125,503	$108,705	$101,866	$98,543	$94,255

Net interest income excluding valuations	$125,333	$108,199	$101,583	$100,289	$96,810

Net interest income on a tax-equivalent basis excluding valuations	$126,796	$109,833	$103,324	$101,745	$98,331

Average Balances (in thousands)
Loans and leases	$10,297,835	$10,183,229	$10,389,246	$10,637,523	$10,832,426
Total securities and other short-term investments	2,238,701	2,450,198	2,397,918	2,665,918	2,787,708
Average Interest-Earning Assets	$12,536,536	$12,633,427	$12,787,164	$13,303,441	$13,620,134

Average Interest-Bearing Liabilities	$10,518,169	$10,577,054	$10,725,162	$11,255,725	$11,944,454

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.30%	4.89%	4.78%	4.67%	4.62%
Average rate on interest-bearing liabilities - GAAP	1.57%	1.71%	1.88%	2.05%	2.14%
Net interest spread - GAAP	3.73%	3.18%	2.90%	2.62%	2.48%
Net interest margin - GAAP	3.98%	3.46%	3.20%	2.94%	2.75%

Average yield on interest-earning assets excluding valuations	5.29%	4.89%	4.77%	4.67%	4.65%
Average rate on interest-bearing liabilities excluding valuations	1.57%	1.73%	1.88%	1.98%	2.08%
Net interest spread excluding valuations	3.72%	3.16%	2.89%	2.69%	2.57%
Net interest margin excluding valuations	3.98%	3.44%	3.20%	2.99%	2.82%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.34%	4.94%	4.83%	4.71%	4.69%
Average rate on interest-bearing liabilities excluding valuations	1.57%	1.73%	1.88%	1.98%	2.08%
Net interest spread on a tax-equivalent basis and excluding valuations	3.77%	3.21%	2.95%	2.73%	2.61%
Net interest margin on a tax-equivalent basis and excluding valuations	4.02%	3.50%	3.25%	3.03%	2.86%

Net interest income, excluding valuations, increased $17.1 million when compared to the second quarter of 2012. This reflected a 54 basis points increase in the net interest margin driven by the full quarter impact of the credit card portfolio acquired in late May 2012, further reductions in the overall cost of funding and, to a lesser extent, higher yields on the reinvestment of matured U.S. Treasury and agency securities into U.S. agency mortgage-backed-securities (MBS). The credit card portfolio increased the average balance of consumer loans by approximately $241.4 million and contributed to a $12.4 million increase in interest income. As this purchase was the main driver for the 40 basis points increase in the yield on total earning assets, the improvement in net interest margin of 54 basis points to 3.98% was also derived from a reduction in the overall cost of funding, achieved mainly through renewals of maturing brokered CDs at lower current rates and further reductions in the non-brokered deposits pricing.

Low market interest rates and diligence in managing deposit pricing resulted in the third quarter cost of interest-bearing deposits declining 16 basis points in comparison to the previous quarter. The average cost of brokered CDs decreased by 25 basis points while the average balance decreased by $72.5 million. During the third quarter of 2012, the Corporation repaid approximately $651.1 million of maturing brokered CDs with an all-in cost of 2.38% and new issuances amounted to $593.1 million with an all-in cost of 0.95%. Meanwhile, the average rate paid on non-brokered deposits, including interest-bearing checking accounts, savings and retail certificates of deposit (CDs), declined by 10 basis points to 1.03% during the third quarter of 2012. These factors combined with the full impact of transactions that occurred by the mid-point of the previous quarter, including the maturity of a $100 million repurchase agreement that carried a cost of 4.38% and the prepayment of a $15.4 million medium-term note that carried a cost of 6%, resulted in a 16 basis points reduction in the overall cost of funding.

The expanded net interest margin was also derived, to a lesser extent, by the reinvestment of low yielding maturing U.S. Treasury and agency securities into higher yielding MBS. Approximately $365 million of U.S. Treasury Notes with an average yield of 0.16% matured during the third quarter, while the Corporation completed purchases of approximately $443 million of U.S. agency MBS with an average yield of 1.87%.

The benefit derived from the aforementioned factors was partially offset by a decrease of $197.9 million in the average balance of commercial and construction loans mainly due to significant repayments, partially offset by a higher volume of auto and personal loans.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the third quarter of 2012 was $29.0 million, up $4.1 million from the second quarter 2012 provision. The increase in the provision reflected primarily an allowance build related to the credit cards portfolio together with increased charges to the specific reserve of commercial and industrial (“C&I”) and construction loans. These factors were partially offset by: (i) a lower provision for commercial mortgage loans, driven by improvement in loss rates used for the general reserve determination and a decrease in the amount of adversely classified loans, and (ii) a decline in the provision for residential mortgage loans driven by improved trends in charge-offs and delinquency levels. The provision for loan and lease losses in the third quarter of 2012 was $11.6 million lower than net charge-offs, reflecting a continued improvement in credit quality (see “Credit Quality” section below for a full discussion).

Non-Interest Income

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011

Other service charges	$1,098	$1,226	$1,519	$2,116	$1,485
Service charges on deposit accounts	3,267	3,240	3,247	2,988	3,098
Mortgage banking activities	4,728	4,057	4,475	3,717	3,676
(Loss) gain on sale of investments, net of impairments	(547)	(143)	(1,207)	(1,014)	12,156
Broker-dealer income	20	1,347	1,263	381	173
Other operating income	8,759	6,786	5,414	4,816	6,745
Loss on early extinguishment of borrowings	-	-	-	-	(9,012)
Equity in (losses) earnings of unconsolidated entities	(2,199)	(2,491)	(6,236)	1,666	(4,357)

Non-interest income	$15,126	$14,022	$8,475	$14,670	$13,964

Non-interest income increased $1.1 million from the 2012 second quarter primarily due to:

•
The full quarter impact of the recent credit cards portfolio acquisition that resulted in an increase of $2.0 million in interchange and other related fees included as part of “other operating income” in the table above.

•	A $0.7 million increase in revenues from mortgage banking activities, driven by both a higher volume of loan sales and securitizations and improved margins.

•
Non-cash charges associated with the equity in losses of unconsolidated entities of approximately $2.2 million recorded in the third quarter, a variance of $0.3 million compared to $2.5 million for the second quarter of 2012. This non-cash adjustment mainly relates to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank in 2011. The Bank holds a 35% subordinated ownership interest in CPG/GS.

Partially offset by:

•	A $1.3 million decrease in underwriting fees from the Corporation’s broker dealer activities due to fewer transactions.

•	An increase of $0.4 million in other-than-temporary impairment charges (OTTI) on private label MBS.

Non-Interest Expenses

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2012	2012	2012	2011	2011

Employees' compensation and benefits	$31,058	$31,101	$31,611	$29,254	$29,375
Occupancy and equipment	15,208	15,181	15,676	15,603	15,468
Deposit insurance premium	11,657	11,982	11,987	12,411	13,602
Other insurance and supervisory fees	1,366	1,320	1,021	890	1,439
Taxes, other than income taxes	3,499	3,435	3,416	3,442	3,420
Professional fees	6,295	5,322	5,179	4,692	5,983
Business promotion	4,004	3,475	2,547	3,482	2,509
Net loss on REO operations	8,686	6,786	3,443	8,602	4,952
Other	10,070	8,340	10,313	7,450	6,183
Total	$91,843	$86,942	$85,193	$85,826	$82,931

Non-interest expenses increased $4.9 million to $91.8 million in the third quarter of 2012, compared to the second quarter of 2012, substantially related to:

•
The full quarter impact of expenses related to the credit card portfolio that resulted in an aggregate increase of $3.1 million. Most of the increase, or $2.6 million, is included as part of “Other” in the table above and is mainly related to the servicing of the credit card portfolio, the amortization of the purchased credit card relationship intangible, and fees assessed by VISA and MasterCard. In addition, there was an increase of $0.4 million related to the credit cards portfolio rewards program, included as part of “Business promotion” expenses in the table above, and $0.1 million in professional service fees related to the operations of the credit card portfolio.

•
A $1.9 million increase in losses from REO activities primarily reflecting losses on the sale of certain commercial REO properties, higher write-downs and, to a lesser extent, increased tax expenses related to REO properties.

•	A $1.0 million increase in professional fees mainly related to appraisal services and consulting fees.

Partially offset by:

•	A $1.3 million decrease in the provision for off-balance sheet exposures, included as part of “Other” in the table above, mainly related to a decrease in the amount of unfunded commitments.

•	A $0.3 million decrease in the deposit insurance premium.

Income Taxes

The income tax expense for the third quarter of 2012 amounted to $0.8 million compared to an income tax expense of $1.5 million for the second quarter of 2012, a variance driven by lower taxable income of profitable subsidiaries. As of September 30, 2012, the deferred tax asset, net of a valuation allowance of $360.0 million, amounted to $4.6 million compared to $4.7 million as of June 30, 2012. Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns; thus, losses of one entity cannot offset income of another entity.

CREDIT QUALITY

Consolidated Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Non-performing loans held for investment:
Residential mortgage	$320,913	$333,043	$341,188	$338,208	$364,561
Commercial mortgage	231,163	239,881	244,391	240,414	188,326
Commercial and Industrial	230,459	255,253	263,604	270,171	315,360
Construction	189,458	202,133	231,071	250,022	270,411
Consumer and Finance leases	36,051	35,378	39,159	39,547	45,031
Total non-performing loans held for investment	1,008,044	1,065,688	1,119,413	1,138,362	1,183,689

REO	177,001	167,341	135,905	114,292	109,514
Other repossessed property	9,775	10,601	12,494	15,392	14,397
Other assets (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,259,363	$1,308,173	$1,332,355	$1,332,589	$1,372,143

Non-performing loans held for sale	-	-	-	4,764	5,107
Total non-performing assets, including loans held for sale (2)	$1,259,363	$1,308,173	$1,332,355	$1,337,353	$1,377,250

Past due loans 90 days and still accruing	$141,028	$120,585	$133,191	$130,816	$156,775
Non-performing loans held for investment to total loans held for investment	9.89%	10.35%	10.87%	10.78%	11.13%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	9.58%	10.13%	10.18%	10.15%	10.19%
Non-performing assets to total assets	9.58%	10.13%	10.18%	10.19%	10.22%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

(2) Amount excludes purchased credit impaired loans with a carrying value of approximately $12.7 million acquired as part of the credit card portfolio acquired from FIA.

Credit quality continued to improve at a slow but steady pace in the third quarter of 2012. Total non-performing loans decreased by $57.6 million led by foreclosures, charge-offs, modified loans with a sustained performance period, and a decrease in the inflows of non-performing loans. Total non-performing assets, which include repossessed assets, decreased by $48.8 million, or 4%. New non-performing loans inflows of $90.5 million decreased by $12.0 million, or 12%, compared to inflows of $102.5 million in the prior quarter. Total delinquencies, which include all loans 30 days or more past due and non-accrual loans, decreased by $31.8 million and the level of adversely classified commercial and construction loans decreased by $59.7 million, or 5% compared to the prior quarter. The initial fair value of purchased credit-impaired (PCI) loans includes an estimate of credit losses expected to be realized over the remaining lives of the loans, and, therefore, PCI loans with a carrying value of approximately $12.7 million purchased as part of the credit card portfolio acquired from FIA are excluded from delinquency and non-performing loan statistics. The net charge-off activity showed a decrease of $11.1 million.

Non-Performing Loans and Non-Performing Assets
Total non-performing loans were $1.01 billion at September 30, 2012, which represented 9.89% of total loans held for investment. This represents a decrease of $57.6 million, or 5%, from $1.07 billion, or 10.35% of total loans held for investment at June 30, 2012.

Non-performing construction loans decreased by $12.7 million, or 6%, from the end of the second quarter of 2012 primarily reflecting net charge-offs of $8.3 million, mainly in the Virgin Islands, and principal repayments in Puerto Rico. The inflows of non-performing construction loans decreased by $7.5 million from $8.8 million for the second quarter of 2012 to $1.3 million in the third quarter of 2012.

Non-performing C&I loans decreased by $24.8 million, or 10%, on a sequential quarter basis, reflecting primarily foreclosures of approximately $14.1 million and net charge-offs of $12.3 million. Loans brought current, modified loans that were restored to accrual status after a sustained period of performance and principal repayments also contributed to the decrease in non-performing C&I loans. The decrease was primarily in Puerto Rico. Total inflows of non-performing C&I loans decreased by $5.3 million from $20.6 million for the second quarter of 2012 to $15.3 million in the third quarter of 2012.

Non-performing residential mortgage loans decreased by $12.1 million, or 4%, from June 30, 2012. The decrease includes approximately $23.8 million of loans with cured delinquencies and also reflects reductions due to foreclosures of $14.0 million and the restoration to accrual status of approximately $9.5 million of modified loans that successfully completed a trial performance period. Borrowers’ payments and charge-offs also contributed to the decrease. Non-performing residential mortgage loans decreased by $10.5 million and $5.7 million in Puerto Rico and the United States, respectively, while non-performing residential mortgage loans in the Virgin Islands increased by $4.2 million. The level of inflows of non-performing residential mortgage loans decreased by 6% from $46.9 million for the second quarter of 2012 to $44.1 million in the third quarter. Approximately $157.4 million, or 49% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing commercial mortgage loans decreased by $8.7 million, or 4%, from the end of the second quarter of 2012, primarily reflecting the restoration to accrual status after a sustained performance period of $7.5 million of modified loans in Puerto Rico, a $5.5 million loan paid-off in the United States, net charge-offs of $5.0 million and foreclosures of $2.1 million. Non-performing commercial mortgage loans decreased by $1.6 million and $7.2 million in Puerto Rico and the United States, respectively, while non-performing commercial mortgage loans in the Virgin Islands remained flat in comparison to the previous quarter. Total inflows of non-performing commercial mortgage loans increased by $1.2 million to $14.4 million for the third quarter of 2012.

The levels of non-performing consumer loans, including finance leases, showed a $0.7 million increase during the third quarter of 2012 mainly related to marine financings. The inflows of non-performing consumer loans increased 19% from $13.0 million for the second quarter of 2012 to $15.4 million for the third quarter of 2012.

As of September 30, 2012, approximately $216.7 million, or 22%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $9.7 million to $177.0 million, mainly reflecting increases in both residential and commercial properties foreclosures in Puerto Rico. We expect to see continued movement of credits in and out of REO as we progress in our loan resolution strategies.

The following table shows the activity during the third quarter of 2012 of the REO portfolio by geographic region and type of property:

(In thousands)	As of September 30, 2012
	Puerto Rico			Virgin Islands			Florida			Consolidated
	Residential	Commercial	Construction	Residential	Commercial	Construction	Residential	Commercial	Construction
Beginning Balance	$56,195	$44,266	$22,716	$4,708	$4,201	$17,752	$3,998	$9,764	$3,741	$167,341
Additions	13,297	15,490	1,294	-		-	724	797	-	31,603
Sales	(7,974)	(1,465)	(1,025)		-	-	(2,212)	(3,050)	-	(15,726)
Fair value adjustments	(2,169)	(2,543)	(206)	(8)		(11)	(183)	(1,096)	-	(6,217)
Ending balance	$59,349	$55,748	$22,778	$4,700	$4,201	$17,741	$2,328	$6,415	$3,741	$177,001

The over 90-days delinquent, but still accruing loans, excluding loans guaranteed by the U.S. Government, increased during the third quarter of 2012 by $12.5 million to $49.6 million, or 0.49% of total loans held for investment, at September 30, 2012. Loans 30 to 89 days delinquent increased by $5.4 million, to $283.0 million as of September 30, 2012.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
2012	2012	2012	2011	2011

Allowance for loan and lease losses, beginning of period	$457,153	$483,943	$493,917	$519,687	$540,878
Provision (recovery) for loan and lease losses:
Residential mortgage	9,083	16,368	2,336	8,423	17,744
Commercial mortgage	(6,617)	142	1,578	21,746	13,324
Commercial and Industrial	8,117	2,427	20,158	5,302	10,437
Construction	6,379	(666)	7,716	(1,096)	(2,547)
Consumer and finance leases	11,990	6,613	4,409	7,612	7,488
Total provision for loan and lease losses	28,952	24,884	36,197	41,987	46,446
Loans net charge-offs:
Residential mortgage	(7,358)	(14,211)	(5,731)	(9,077)	(15,816)
Commercial mortgage	(5,002)	(6,271)	(3,594)	(13,555)	(3,309)
Commercial and Industrial	(12,261)	(8,385)	(12,669)	(17,285)	(22,526)
Construction	(8,326)	(15,186)	(15,392)	(19,492)	(16,823)
Consumer and finance leases	(7,627)	(7,621)	(8,785)	(8,348)	(9,163)
Net charge-offs	(40,574)	(51,674)	(46,171)	(67,757)	(67,637)
Allowance for loan and lease losses, end of period	$445,531	$457,153	$483,943	$493,917	$519,687

Allowance for loan and lease losses to period end total loans held for investment	4.37%	4.44%	4.70%	4.68%	4.89%
Net charge-offs (annualized) to average loans outstanding during the period	1.58%	2.03%	1.78%	2.55%	2.50%
Provision for loan and lease losses to net charge-offs during the period	0.71	x	0.48	x	0.78	x	0.62	x	0.69	x

Provision for Loan and Lease Losses

The provision for loan and lease losses of $29.0 million in the third quarter of 2012 was $4.1 million higher than the provision recorded in the second quarter of 2012. The increase in the provision was principally related to an allowance build related to the credit card portfolio together with increased charges to the specific reserve of C&I and construction loans. These variances were partially offset by decreases in the provision for residential and commercial mortgage loans. It is important to note that, despite the total decrease of $11.6 million in the allowance for loan losses, the reserve coverage for non-performing loans increased. The allowance for loan losses to total non-performing loans ratio was 44.20% as of September 30, 2012, compared to 42.90% for the prior quarter.

In Puerto Rico, the Corporation recorded a provision for loan and lease losses of $26.3 million, a decrease of $0.6 million compared to the second quarter of 2012. The provision for all major loan categories showed variances including: (i) a reduction of $7.7 million in the provision of residential mortgage loans mainly related to improved trends in charge-offs, (ii) a $2.8 million decrease in the provision for commercial mortgage loans driven by improvement in the cumulative charge-off history used for the general reserve determination and a decrease in the amount of adversely classified loans, and (iii) a reserve release of $1.9 million related to construction loans reflecting lower charges to specific reserves for certain collateral dependent loans, a decrease in net charge-offs and the overall reduction in the size of the portfolio. These reductions were almost entirely offset by an increase of $6.8 million in the provision for consumer loans mainly in connection with the credit card portfolio, partially offset by a reduction in the provision for marine financings. In addition the provision for C&I loans increased by $4.8 million mainly due to higher charges to specific reserves.

The Corporation recorded a reserve release of $6.9 million in the United States for the third quarter of 2012, compared to a release of $0.5 million for the second quarter of 2012. The increase in the reserve release was mainly attributable to improved trends in charge-offs and a reduction in the amount of adversely classified loans.

With respect to the Virgin Islands portfolio, the Corporation recorded a provision for loan and lease losses of $9.5 million for the third quarter of 2012, compared to a reserve release of $1.6 million for the second quarter of 2012. Most of the increase was associated with two construction commercial projects.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of September 30, 2012, and June 30, 2012, by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2012

Non-performing loans held for investment charged-off to realizable value	$157,399	$8,722	$25,102	$24,330	$1,175	$216,728
Other non-performing loans held for investment	163,514	222,441	205,357	165,128	34,876	791,316
Total non-performing loans held for investment	$320,913	$231,163	$230,459	$189,458	$36,051	$1,008,044

Allowance to non-performing loans held for investment	21.55%	38.60%	70.24%	34.79%	164.63%	44.20%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	42.30%	40.11%	78.83%	39.92%	170.18%	56.30%

As of June 30, 2012

Non-performing loans held for investment charged-off to realizable value	$219,596	$14,763	$31,465	$13,259	$2,722	$281,805
Other non-performing loans held for investment	113,447	225,118	223,788	188,874	32,656	783,883
Total non-performing loans held for investment	$333,043	$239,881	$255,253	$202,133	$35,378	$1,065,688

Allowance to non-performing loans held for investment	20.25%	42.04%	65.04%	33.57%	155.43%	42.90%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	59.45%	44.80%	74.19%	35.93%	168.39%	58.32%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2012 and June 30, 2012 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$106,554	$50,043	$31,047	$38,863	$1,647	$228,154

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	488,234	313,490	207,465	139,599	23,196	1,171,984
Allowance for loan and lease losses	49,640	51,351	57,001	33,349	2,813	194,154
Allowance for loan and lease losses to principal balance	10.17%	16.38%	27.47%	23.89%	12.13%	16.57%

PCI loans:
Carrying value of PCI loans	-	-	-	-	12,741	12,741
Allowance for PCI loans	-	-	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,167,630	1,095,585	3,389,134	174,429	1,948,507	8,775,285
Allowance for loan and lease losses	19,525	37,876	104,876	32,562	56,538	251,377
Allowance for loan and lease losses to principal balance	0.90%	3.46%	3.09%	18.67%	2.90%	2.86%

Total loans held for investment:
Principal balance of loans	$2,762,418	$1,459,118	$3,627,646	$352,891	$1,986,091	$10,188,164
Allowance for loan and lease losses	69,165	89,227	161,877	65,911	59,351	445,531
Allowance for loan and lease losses to principal balance	2.50%	6.12%	4.46%	18.68%	2.99%	4.37%

As of June 30, 2012

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$184,198	$37,042	$14,279	$37,735	$2,804	$276,058

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	415,179	324,259	244,086	152,338	20,574	1,156,436
Allowance for loan and lease losses	49,111	52,591	70,936	34,938	2,284	209,860
Allowance for loan and lease losses to principal balance	11.83%	16.22%	29.06%	22.93%	11.10%	18.15%

PCI loans:
Carrying value of PCI loans	-	-	-	-	15,001	15,001
Allowance for PCI loans	-	-	-	-	-	-
Allowance for PCI loans to carrying value	-	-	-	-	-	-

Loans with general allowance:
Principal balance of loans	2,164,689	1,117,767	3,479,554	174,861	1,911,749	8,848,620
Allowance for loan and lease losses	18,329	48,255	95,085	32,920	52,704	247,293
Allowance for loan and lease losses to principal balance	0.85%	4.32%	2.73%	18.83%	2.76%	2.79%

Total loans held for investment:
Principal balance of loans	$2,764,066	$1,479,068	$3,737,919	$364,934	$1,950,128	$10,296,115
Allowance for loan and lease losses	67,440	100,846	166,021	67,858	54,988	457,153
Allowance for loan and lease losses to principal balance	2.44%	6.82%	4.44%	18.59%	2.82%	4.44%

Net Charge-Offs

Total net charge-offs for the third quarter of 2012 were $40.6 million, or 1.58% of average loans on an annualized basis, down from $51.7 million, or an annualized 2.03%, for the second quarter of 2012. Decreases in net charge-offs were reflected primarily in residential mortgage and construction loans.

Residential mortgage loans net charge-offs in the third quarter of 2012 were $7.4 million, or an annualized 1.05% of related average loans, down from $14.2 million, or an annualized 2.04%, in the second quarter, mainly reflecting a lower inventory of residential real estate properties subject to updated appraisals.

Commercial mortgage loans net charge-offs in the third quarter of 2012 were $5.0 million, or an annualized 1.36% of related average loans, down from $6.3 million, or an annualized 1.68% of related loans, in the second quarter of 2012. Substantially all of the charge-offs recorded in the third quarter were in Puerto Rico and include a $2.9 million charge-off on one relationship in Puerto Rico.

C&I loans net charge-offs in the third quarter of 2012 totaled $12.3 million, or an annualized 1.33% of related average loans, up from $8.4 million, or an annualized 0.88% of related loans, in the second quarter of 2012. Substantially all of the charge-offs recorded in the third quarter were in Puerto Rico and spread through several industries, including $10.0 million on three relationships with individual charge-offs in excess of $1 million.

Construction loans net charge-offs in the third quarter of 2012 were $8.3 million, or an annualized 9.11% of related average loans, down from $15.2 million, or an annualized 15.21% of related loans, in the second quarter of 2012. Construction loans net charge-offs include a $7.7 million charge-off on one commercial project in the Virgin Islands.

Net charge-offs on consumer loans and finance leases in the third quarter of 2012 were $7.6 million, or an annualized 1.55% of related average loans, compared to $7.6 million, or an annualized 1.81% of average loans in the second quarter of 2012. The improved ratio was impacted by a larger portfolio led by the full quarter impact of the credit card portfolio in the average balance.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011

Residential mortgage	1.05%	2.04%	0.82%	1.29%	2.24%

Commercial mortgage	1.36%	1.68%	0.92%	3.44%	0.84%

Commercial and Industrial	1.33%	0.88%	1.25%	1.64%	2.09%

Construction	9.11%	15.21%	14.23%	16.43%	12.78%

Consumer and finance leases	1.55%	1.81%	2.26%	2.13%	2.30%

Total loans	1.58%	2.03%	1.78%	2.55%	2.50%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	September 30,		June 30,		March 31,		December 31,	September 30,
	2012		2012		2011		2011	2011
PUERTO RICO:

Residential mortgage	1.33%		2.42%		0.95%		1.15%	2.50%

Commercial mortgage	2.08%		1.18%		0.98%		4.25%	0.99%

Commercial and Industrial	1.43%		0.98%		1.33%		1.72%	2.20%

Construction	2.28%		3.63%		15.78%		19.45%	15.02%

Consumer and finance leases	1.56%		1.73%		2.28%		2.22%	2.33%

Total loans	1.53%		1.58%		1.80%		2.57%	2.62%

VIRGIN ISLANDS:

Residential mortgage	-0.02%	(1)	0.08%		0.08%		0.27%	0.19%

Commercial mortgage	0.00%		0.00%		0.00%		0.00%	0.00%

Commercial and Industrial	0.00%		0.00%		0.03%		0.00%	0.00%

Construction	26.04%		42.57%		19.29%		12.92%	9.78%

Consumer and finance leases	1.16%		1.07%		0.90%		0.14%	2.34%

Total loans	3.48%		6.23%		3.22%		2.24%	1.84%

FLORIDA:

Residential mortgage	0.30%		1.91%		0.90%		3.76%	3.27%

Commercial mortgage	-0.40%	(2)	3.32%		0.93%		1.98%	0.62%

Commercial and Industrial	-0.01%	(3)	-3.38%	(3)	0.72%		3.34%	2.32%

Construction	-0.50%	(4)	-0.76%	(4)	-33.52%	(4)	0.92%	6.38%

Consumer and finance leases	1.64%		6.92%		3.59%		1.20%	1.02%

Total loans	-0.04%	(5)	2.45%		0.00%		2.61%	1.93%

(1) For the third quarter of 2012, recoveries in residential mortgage loans in the Virgin Island exceeded charge-offs.

(2) For the third quarter of 2012, recoveries in commercial mortgage loans in Florida exceeded charge-offs.

(3) For the third and second quarter of 2012, recoveries in commercial and industrial loans in Florida exceeded charge-offs.

(4) For the third, second and first quarter of 2012, recoveries in construction loans in Florida exceeded charge-offs.

(5) For the third quarter of 2012, recoveries in total loans in Florida exceeded charge-offs.

Balance Sheet

Total assets were approximately $13.1 billion as of September 30, 2012, up $226.1 million from June 30, 2012. The increase in assets is attributable to purchases of MBS and higher liquidity obtained through Federal Home Loan Bank (FHLB) advances and non-brokered deposits. Cash and cash equivalents increased by $244.8 million and total investment securities increased by $63.8 million. Total loans, net of the allowance for loan and lease losses, decreased by $88.4 million, led by significant repayments of commercial loans, charge-offs and foreclosures, partially offset by increases in auto and consumer personal loans.

The Corporation is experiencing continued loan demand and has continued with its targeted origination strategy. During the third quarter of 2012, total loan originations, including refinancings and draws from existing revolving and non-revolving commitments, amounted to approximately $660.2 million, down from $803.5 million in loan originations in the previous quarter, mainly reflecting decreases in C&I and government loan originations partially offset by an increase in the volume of consumer loan originations. C&I loan originations (excluding government loans) amounted to $227.5 million, a decrease of $69.5 million compared to the prior quarter. Government loan originations amounted to $15.6 million, a decrease of $68.3 million compared to the previous quarter. Originations of auto loans (including finance leases) amounted to $151.2 million for the third quarter of 2012 compared to $146.0 million for the second quarter of 2012 and other personal loan originations amounted to $57.7 million, an increase of $0.9 million compared to the prior quarter. The aforementioned figures exclude the utilization activity on outstanding credit cards of approximately $95.0 million for the third quarter of 2012 (full quarter impact) compared to $34 million in the second quarter.

As of September 30, 2012, liabilities totaled $11.7 billion, an increase of approximately $190.9 million from June 30, 2012. The increase in total liabilities is mainly attributable to an increase of $185.0 million in FHLB advances and $54.4 million in deposits, net of brokered CDs, partially offset by a decrease of $58.1 million in brokered CDs. The increase in non-brokered deposits is mainly attributable to commercial deposits, including deposits of public funds.

The Corporation’s total stockholders’ equity amounted to $1.48 billion as of September 30, 2012, an increase of $35.2 million from June 30, 2012, driven by internal capital generation including net income of $19.1 million and an increase of $15.9 million in other comprehensive income due to higher unrealized gains on available for sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of September 30, 2012, of 17.52%, 16.20% and 12.71%, respectively, were up from total capital, Tier 1 capital and leverage ratios of 17.30%, 15.98% and 12.51%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of September 30, 2012, of its banking subsidiary, FirstBank Puerto Rico, of 17.03%, 15.71% and 12.35%, respectively, were up from total capital, Tier 1 capital and leverage ratios of 16.80% and 15.48%, and 12.13%, respectively, at the end of the prior quarter. The increase in the total and Tier 1 capital ratios was driven by internal generation of capital and a decrease in risk-weighted assets mainly related to repayments of C&I loans. The increase in the leverage ratio is also attributable to the internal generation of capital. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order entered into with the Federal Deposit Insurance Corporation (FDIC) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico. Given the Consent Order, however, the Bank cannot be considered to be a well-capitalized institution.

Although uncertainty exists regarding final capital rules, based on our current interpretation of the proposed Basel III capital rules we anticipate to exceed the fully phased-in minimum capital ratios as established in the current proposal. The proposed Basel III capital rules and our interpretations used in estimating our Basel III calculations are subject to change depending on the final Basel III capital rules.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 10.39% as of September 30, 2012, from 10.29% as of June 30, 2012, and the Tier 1 common equity to risk-weighted assets ratio increased to 13.33% as of September 30, 2012, from 13.12% as of June 30, 2012.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Tangible Equity:
Total equity - GAAP	$1,484,117	$1,448,959	$1,433,023	$1,444,144	$986,847
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(430,498)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(23,920)	(24,342)	-	-	-
Core deposit intangible	(9,923)	(10,512)	(11,100)	(11,689)	(12,277)

Tangible common equity	$1,359,129	$1,322,960	$1,330,778	$1,341,310	$515,974

Tangible Assets:
Total assets - GAAP	$13,139,747	$12,913,650	$13,085,623	$13,127,275	$13,475,572
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(23,920)	(24,342)	-	-	-
Core deposit intangible	(9,923)	(10,512)	(11,100)	(11,689)	(12,277)

Tangible assets	$13,077,806	$12,850,698	$13,046,425	$13,087,488	$13,435,197

Common shares outstanding	206,179	206,134	206,134	205,134	21,304

Tangible common equity ratio	10.39%	10.29%	10.20%	10.25%	3.84%
Tangible book value per common share	$6.59	$6.42	$6.46	$6.54	$24.22

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2011	2011	2011

Tier 1 Common Equity:
Total equity - GAAP	$1,484,117	$1,448,959	$1,433,023	$1,444,144	$986,847
Qualifying preferred stock	(63,047)	(63,047)	(63,047)	(63,047)	(430,498)
Unrealized gain on available-for-sale securities (1)	(42,528)	(26,623)	(20,233)	(19,234)	(13,957)
Disallowed deferred tax asset (2)	(40)	(41)	(25)	-	(267)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(9,923)	(10,512)	(11,100)	(11,689)	(12,277)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	-	-	(2,434)	(2,009)	(952)
Other disallowed assets	(4,155)	(2,917)	(807)	(922)	(907)
Tier 1 common equity	$1,336,326	$1,317,721	$1,307,279	$1,319,145	$499,890

Total risk-weighted assets	$10,026,572	$10,046,284	$9,947,559	$10,180,226	$10,432,804

Tier 1 common equity to risk-weighted assets ratio	13.33%	13.12%	13.14%	12.96%	4.79%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $12 million of the Corporation's deferred tax assets at September 30, 2012 (June 30, 2012 - $12 million; March 31, 2012 - $12 million; December 31, 2011 - $13 million; September 30, 2011 - $12 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $40k of such assets at September 30, 2012 (June 30, 2012 - $41k; March 31, 2012 - $25k; December 31, 2011 - $0; September 30, 2011 - $0.3 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $7 million of the Corporation's other net deferred tax liability at September 30, 2012 (June 30, 2012 - $7 million; March 31, 2012 - $7 million; December 31, 2011 - $8 million; September 30, 2011 - $7 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, November 1, 2012, at 10:00a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s website: www.firstbankpr.com or through a dial-in telephone number at (877) 317-6789 or (412) 317–6789. Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary software. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.firstbankpr.com, until November 1, 2013. A telephone replay will be available one hour after the end of the conference call through 9:00 a.m. Eastern time December 3, 2012, at (877) 344-7529 or (412) 317-0088. The conference number is 10018992.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010, that the Corporation entered into with the Federal Reserve Bank of New York (the “Federal Reserve”) and the order dated June 2, 2010, that FirstBank entered into with the FDIC and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “FDIC Order”) that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; the risk of being subject to possible additional regulatory actions; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their potential impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the U.S. and in Puerto Rico, including the interest rate environment, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and credit downgrades of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S. and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty regarding the timing and final substance of any capital or liquidity standards, including the Final Basel III requirements and their implementation through rulemaking by the Federal Reserve, including anticipated requirements to hold higher levels of regulatory capital and liquidity and meet higher regulatory capital ratios as a result of Final Basel III or other capital or liquidity standards; uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on financial instruments, goodwill or other intangible assets relating to acquisitions; the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles and other intangibles, such as the purchased credit card relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

A non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and OTTI of investment securities, fair value adjustments on derivatives and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax-equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2012	2012	2011
ASSETS

Cash and due from banks	$786,788	$518,725	$206,897

Money market investments:
Federal funds sold	-	-	2,603
Time deposits with other financial institutions	605	1,055	955
Other short-term investments	216,327	239,123	236,111
Total money market investments	216,932	240,178	239,669

Investment securities available for sale, at fair value	1,597,847	1,541,525	1,923,268

Other equity securities	39,656	32,141	37,951

Total investment securities	1,637,503	1,573,666	1,961,219

Investment in unconsolidated entities	32,300	34,499	43,401

Loans, net of allowance for loan and lease losses of $445,531 (June 30, 2012 - $457,153 ; December 31, 2011 - $493,917)	9,742,633	9,838,962	10,065,475
Loans held for sale, at lower of cost or market	68,349	60,393	15,822
Total loans, net	9,810,982	9,899,355	10,081,297

Premises and equipment, net	182,733	185,721	194,942
Other real estate owned	177,001	167,341	114,292
Accrued interest receivable on loans and investments	53,216	51,958	49,957
Other assets	242,292	242,207	235,601
Total assets	$13,139,747	$12,913,650	$13,127,275

LIABILITIES

Deposits:
Non-interest-bearing deposits	$780,717	$776,947	$705,789
Interest-bearing deposits	9,115,685	9,123,226	9,201,965
Total deposits	9,896,402	9,900,173	9,907,754

Securities sold under agreements to repurchase	900,000	900,000	1,000,000
Advances from the Federal Home Loan Bank (FHLB)	518,440	333,440	367,440
Notes payable	-	-	23,342
Other borrowings	231,959	231,959	231,959
Accounts payable and other liabilities	108,829	99,119	152,636
Total liabilities	11,655,630	11,464,691	11,683,131

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872; aggregate liquidation value $63,047	63,047	63,047	63,047

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 206,674,221 (June 30, 2012 - 206,629,311 shares issued ; December 31, 2011 - 205,794,024 shares issued)	20,667	20,663	20,579
Less: Treasury stock (at par value)	(49)	(49)	(66)

Common stock outstanding, 206,179,368 shares outstanding (June 30, 2012 - 206,134,458 shares outstanding ; December 31, 2011 - 205,134,171 shares outstanding)	20,618	20,614	20,513
Additional paid-in capital	885,327	885,130	884,002
Retained earnings	472,633	453,558	457,384
Accumulated other comprehensive income	42,492	26,610	19,198
Total stockholders' equity	1,484,117	1,448,959	1,444,144
Total liabilities and stockholders'equity	$13,139,747	$12,913,650	$13,127,275

FIRST BANCORP
Condensed Consolidated Statements of Income (Loss)

	Quarter Ended			Nine-Month Period Ended
(In thousands, except per share information)	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

Net interest income:
Interest income	$166,964	$153,652	$158,542	$472,723	$502,863
Interest expense	41,461	44,947	64,287	136,649	207,894
Net interest income	125,503	108,705	94,255	336,074	294,969
Provision for loan and lease losses	28,952	24,884	46,446	90,033	194,362
Net interest income after provision for loan and lease losses	96,551	83,821	47,809	246,041	100,607

Non-interest income:
Other service charges	1,098	1,226	1,485	3,843	4,659
Service charges on deposit accounts	3,267	3,240	3,098	9,754	9,484
Mortgage banking activities	4,728	4,057	3,676	13,260	19,603
Net gain (loss) on investments and impairments	(547)	(143)	12,156	(1,897)	52,839
Loss on early extinguishment of borrowings	-	-	(9,012)	-	(10,835)
Equiy in losses of unconsolidated entities	(2,199)	(2,491)	(4,357)	(10,926)	(5,893)
Other non-interest income	8,779	8,133	6,918	23,589	23,454
Total non-interest income	15,126	14,022	13,964	37,623	93,311

Non-interest expenses:
Employees' compensation and benefits	31,058	31,101	29,375	93,770	89,221
Occupancy and equipment	15,208	15,181	15,468	46,065	46,321
Business promotion	4,004	3,475	2,509	10,026	8,801
Professional fees	6,295	5,322	5,983	16,796	17,192
Taxes, other than income taxes	3,499	3,435	3,420	10,350	9,953
Insurance and supervisory fees	13,023	13,302	15,041	39,333	44,622
Net loss on real estate owned (REO) operations	8,686	6,786	4,952	18,915	16,423
Other non-interest expenses	10,070	8,340	6,183	28,723	19,695
Total non-interest expenses	91,843	86,942	82,931	263,978	252,228

Income (loss) before income taxes	19,834	10,901	(21,158)	19,686	(58,310)
Income tax expense	(761)	(1,545)	(2,888)	(4,439)	(9,080)

Net income (loss)	$19,073	$9,356	$(24,046)	$15,247	$(67,390)

Net income (loss) attributable to common stockholders	$19,073	$9,356	$(31,143)	$15,247	$(88,785)

Earnings (loss) per common share:

Basic	$0.09	$0.05	$(1.46)	$0.07	$(4.17)
Diluted	$0.09	$0.05	$(1.46)	$0.07	$(4.17)

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp. and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 153 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.firstbankpr.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Condensed Income Statements:
Total interest income	$166,964	$153,652	$158,542	$472,723	$502,863
Total interest expense	41,461	44,947	64,287	136,649	207,894
Net interest income	125,503	108,705	94,255	336,074	294,969
Provision for loan and lease losses	28,952	24,884	46,446	90,033	194,362
Non-interest income	15,126	14,022	13,964	37,623	93,311
Non-interest expenses	91,843	86,942	82,931	263,978	252,228
Income (loss) before income taxes	19,834	10,901	(21,158)	19,686	(58,310)
Income tax expense	(761)	(1,545)	(2,888)	(4,439)	(9,080)
Net income (loss)	19,073	9,356	(24,046)	15,247	(67,390)
Net income (loss) attributable to common stockholders	19,073	9,356	(31,143)	15,247	(88,785)

Per Common Share Results:
Net earnings (loss) per share basic	$0.09	$0.05	$(1.46)	$0.07	$(4.17)
Net earnings (loss) per share diluted	$0.09	$0.05	$(1.46)	$0.07	$(4.17)
Cash dividends declared	$-	$-	$-	$-	$-
Average shares outstanding	205,415	205,415	21,303	205,349	21,303
Average shares outstanding diluted	205,923	205,952	21,303	205,697	21,303
Book value per common share	$6.89	$6.72	$26.12	$6.89	$26.12
Tangible book value per common share (1)	$6.59	$6.42	$24.22	$6.59	$24.22

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.59	(0.29)	(0.69)	0.16	(0.62)
Interest Rate Spread (2)	3.77	3.21	2.61	3.31	2.55
Net Interest Margin (2)	4.02	3.50	2.86	3.59	2.81
Return on Average Total Equity	5.19	2.62	(9.46)	1.41	(8.78)
Return on Average Common Equity	5.43	2.74	(21.33)	1.47	(19.83)
Average Total Equity to Average Total Assets	11.37	11.14	7.31	11.20	7.02
Total capital	17.52	17.30	12.39	17.52	12.39
Tier 1 capital	16.20	15.98	11.07	16.20	11.07
Leverage	12.71	12.51	8.41	12.71	8.41
Tangible common equity ratio (1)	10.39	10.29	3.84	10.39	3.84
Tier 1 common equity to risk-weight assets (1)	13.33	13.12	4.79	13.33	4.79
Dividend payout ratio	-	-	-	-	-
Efficiency ratio (3)	65.31	70.84	76.63	70.64	64.96

Asset Quality:
Allowance for loan and lease losses to loans held for investment	4.37	4.44	4.89	4.37	4.89
Net charge-offs (annualized) to average loans	1.58	2.03	2.50	1.79	2.72
Provision for loan and lease losses to net charge-offs	71.36	48.16	68.67	65.04	85.36
Non-performing assets to total assets	9.58	10.13	10.22	9.58	10.22
Non-performing loans held for investment to total loans held for investment	9.89	10.35	11.13	9.89	11.13
Allowance to total non-performing loans held for investment	44.20	42.90	43.90	44.20	43.90
Allowance to total non-performing loans held for investment excluding residential real estate loans	64.84	62.40	63.44	64.84	63.44

Other Information:
Common Stock Price: End of period	$4.42	$3.96	$2.80	$4.42	$2.80

1- Non-GAAP measure. See pages 17-18 for GAAP to Non-GAAP reconciliations.

2- On a tax-equivalent basis. See page 4 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2012	2012	2011	2012	2012	2011	2012	2012	2011

Interest-earning assets:
Money market & other short-term investments	$553,283	$656,642	$482,057	$395	$456	$325	0.28%	0.28%	0.27%
Government obligations (2)	336,598	675,729	1,273,109	1,069	3,091	4,646	1.26%	1.84%	1.45%
Mortgage-backed securities	1,313,353	1,082,175	988,900	10,705	8,366	8,771	3.24%	3.11%	3.52%
Corporate bonds	959	1,876	2,000	16	31	29	6.64%	6.65%	5.75%
FHLB stock	33,131	32,399	40,265	318	353	396	3.82%	4.38%	3.90%
Equity securities	1,377	1,377	1,377	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,238,701	2,450,198	2,787,708	12,503	12,297	14,167	2.22%	2.02%	2.02%
Residential mortgage loans	2,815,261	2,784,364	2,825,394	37,897	36,822	38,822	5.36%	5.32%	5.45%
Construction loans	365,656	399,394	526,383	2,480	2,556	3,418	2.70%	2.57%	2.58%
C&I and commercial mortgage loans	5,151,641	5,315,831	5,887,610	52,514	54,321	60,332	4.06%	4.11%	4.07%
Finance leases	237,986	239,943	258,139	5,222	5,226	5,385	8.73%	8.76%	8.28%
Consumer loans	1,727,291	1,443,697	1,334,900	57,641	44,097	38,893	13.28%	12.28%	11.56%
Total loans (4) (5)	10,297,835	10,183,229	10,832,426	155,754	143,022	146,850	6.02%	5.65%	5.38%
Total interest-earning assets	$12,536,536	$12,633,427	$13,620,134	$168,257	$155,319	$161,017	5.34%	4.94%	4.69%

Interest-bearing liabilities:
Brokered CDs	$3,400,984	$3,473,457	$4,887,851	$15,435	$17,803	$26,286	1.81%	2.06%	2.13%
Other interest-bearing deposits	5,589,449	5,587,225	5,308,927	14,516	15,686	19,855	1.03%	1.13%	1.48%
Other borrowed funds	1,131,959	1,171,833	1,336,508	8,557	8,969	12,750	3.01%	3.08%	3.78%
FHLB advances	395,777	344,539	411,168	2,953	3,028	3,795	2.97%	3.53%	3.66%
Total interest-bearing liabilities (6)	$10,518,169	$10,577,054	$11,944,454	$41,461	$45,486	$62,686	1.57%	1.73%	2.08%
Net interest income				$126,796	$109,833	$98,331
Interest rate spread							3.77%	3.21%	2.61%
Net interest margin							4.02%	3.50%	2.86%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30% for 2012; 30% for the Corporation's subsidiaries other than International Banking Entities (IBEs) and 25% for the Corporation's IBEs in 2011) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $3.7 million, $2.9 million and $2.5 million for the quarters ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
Nine-Month Period Ended	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011	2012	2011

Interest-earning assets:
Money market & other short-term investments	$570,639	$509,488	$1,220	$1,034	0.29%	0.27%
Government obligations (2)	655,056	1,482,025	8,238	17,049	1.68%	1.54%
Mortgage-backed securities	1,099,082	1,265,491	26,506	36,336	3.22%	3.84%
Corporate bonds	1,609	2,000	76	87	6.31%	5.82%
FHLB stock	34,057	45,512	1,072	1,561	4.20%	4.59%
Equity securities	1,377	1,377	-	1	0.00%	0.10%
Total investments (3)	2,361,820	3,305,893	37,112	56,068	2.10%	2.27%
Residential mortgage loans	2,796,850	2,991,200	113,459	126,837	5.42%	5.67%
Construction loans	399,078	664,889	7,695	14,063	2.58%	2.83%
C&I and commercial mortgage loans	5,358,916	5,869,011	163,478	177,444	4.07%	4.04%
Finance leases	240,415	268,124	15,760	16,649	8.76%	8.30%
Consumer loans	1,494,873	1,371,146	139,588	118,935	12.47%	11.60%
Total loans (4) (5)	10,290,132	11,164,370	439,980	453,928	5.71%	5.44%
Total interest-earning assets	$12,651,952	$14,470,263	$477,092	$509,996	5.04%	4.71%

Interest-bearing liabilities:
Brokered CDs	$3,503,304	$5,481,742	$52,971	$88,751	2.02%	2.16%
Other interest-bearing deposits	5,550,100	5,240,236	47,203	60,973	1.14%	1.56%
Other borrowed funds	1,184,930	1,528,747	27,743	43,234	3.13%	3.78%
FHLB advances	368,137	493,107	9,222	12,760	3.35%	3.46%
Total interest-bearing liabilities (6)	$10,606,471	$12,743,832	$137,139	$205,718	1.73%	2.16%
Net interest income			$339,953	$304,278
Interest rate spread					3.31%	2.55%
Net interest margin					3.59%	2.81%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate (30% for 2012; 30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $9.0 million and $7.2 million for the nine-month periods ended September 30, 2012 and 2011, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2012	2012	2011	2012	2011

Other service charges	$1,098	$1,226	$1,485	$3,843	$4,659
Service charges on deposit accounts	3,267	3,240	3,098	9,754	9,484
Mortgage banking activities	4,728	4,057	3,676	13,260	19,603
Insurance income	1,429	1,312	1,058	4,221	3,454
Broker-dealer income	20	1,347	173	2,630	1,004
Other operating income	7,330	5,474	5,687	16,738	18,996

Non-interest income before net gain on investments, loss on early extinguishment of borrowings and equity in losses of unconsolidated entities	17,872	16,656	15,177	50,446	57,200

Proceeds from securities litigation settlement and other proceeds	10	-	-	36	679
Net gain on sale of investments	-	-	12,506	-	53,117
OTTI on debt securities	(557)	(143)	(350)	(1,933)	(957)
Net (loss) gain on investments	(547)	(143)	12,156	(1,897)	52,839

Loss on early extinguishment of borrowings	-	-	(9,012)	-	(10,835)

Equity in losses of unconsolidated entities	(2,199)	(2,491)	(4,357)	(10,926)	(5,893)
	$15,126	$14,022	$13,964	$37,623	$93,311

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2012	2012	2011	2012	2011

Employees' compensation and benefits	$31,058	$31,101	$29,375	$93,770	$89,221
Occupancy and equipment	15,208	15,181	15,468	46,065	46,321
Deposit insurance premium	11,657	11,982	13,602	35,626	41,192
Other insurance and supervisory fees	1,366	1,320	1,439	3,707	3,430
Taxes, other than income taxes	3,499	3,435	3,420	10,350	9,953
Professional fees	6,295	5,322	5,983	16,796	17,192
Servicing and processing fees	5,305	3,017	2,329	10,482	6,691
Business promotion	4,004	3,475	2,509	10,026	8,801
Communications	1,797	1,758	1,651	5,276	5,393
Net loss on REO operations	8,686	6,786	4,952	18,915	16,423
Other	2,968	3,565	2,203	12,965	7,611
Total	$91,843	$86,942	$82,931	$263,978	$252,228

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2012	2012	2011
Balance Sheet Data:
Loans, including loans held for sale	$10,256,513	$10,356,508	$10,575,214
Allowance for loan and lease losses	445,531	457,153	493,917
Money market and investment securities	1,854,435	1,813,844	2,200,888
Intangible assets	61,941	62,952	39,787
Deferred tax asset, net	4,577	4,664	5,442
Total assets	13,139,747	12,913,650	13,127,275
Deposits	9,896,402	9,900,173	9,907,754
Borrowings	1,650,399	1,465,399	1,622,741
Total preferred equity	63,047	63,047	63,047
Total common equity	1,378,578	1,359,302	1,361,899
Accumulated other comprehensive income, net of tax	42,492	26,610	19,198
Total equity	1,484,117	1,448,959	1,444,144

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2012	2012	2011

Residential mortgage loans	$2,762,418	$2,764,066	$2,873,785

Commercial loans:
Construction loans	352,891	364,934	427,863
Commercial mortgage loans	1,459,118	1,479,068	1,565,411
Commercial and Industrial loans	3,369,305	3,475,356	3,856,695
Loans to local financial institutions collateralized by real estate mortgages	258,341	262,563	273,821
Commercial loans	5,439,655	5,581,921	6,123,790

Finance leases	239,556	240,589	247,003

Consumer loans	1,746,535	1,709,539	1,314,814
Loans held for investment	10,188,164	10,296,115	10,559,392
Loans held for sale	68,349	60,393	15,822
Total loans	$10,256,513	$10,356,508	$10,575,214

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2012
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,100,210	$386,016	$276,192	$2,762,418

Commercial loans:
Construction loans	229,636	100,612	22,643	352,891
Commercial mortgage loans	1,024,694	63,419	371,005	1,459,118
Commercial and Industrial loans	3,127,447	204,116	37,742	3,369,305
Loans to a local financial institution collateralized by real estate mortgages	258,341	-	-	258,341
Commercial loans	4,640,118	368,147	431,390	5,439,655

Finance leases	239,556	-	-	239,556

Consumer loans	1,661,497	52,940	32,098	1,746,535
Loans held for investment	8,641,381	807,103	739,680	10,188,164

Loans held for sale	64,037	4,312	-	68,349
Total loans	$8,705,418	$811,415	$739,680	$10,256,513

Table 9 – Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,
	2012	2012	2011
Non-performing loans held for investment:
Residential mortgage	$320,913	$333,043	$338,208
Commercial mortgage	231,163	239,881	240,414
Commercial and Industrial	230,459	255,253	270,171
Construction	189,458	202,133	250,022
Consumer and Finance leases	36,051	35,378	39,547
Total non-performing loans held for investment	1,008,044	1,065,688	1,138,362

REO	177,001	167,341	114,292
Other repossessed property	9,775	10,601	15,392
Other Assets (1)	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,259,363	$1,308,173	$1,332,589

Non-performing loans held for sale	-	-	4,764
Total non-performing assets, including loans held for sale (2)	$1,259,363	$1,308,173	$1,337,353

Past due loans 90 days and still accruing	$141,028	$120,585	$130,816
Allowance for loan and lease losses	445,531	$457,153	$493,917
Allowance to total non-performing loans held for investment	44.20%	42.90%	43.39%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	64.84%	62.40%	61.73%

(1) Collateral pledged to Lehman Brothers Special Financing, Inc.

(2) Amount excludes purchased credit impaired loans with a carrying value of approximately $12.7 million acquired as part of the credit card portfolio acquired from FIA.

Table 10– Non-Performing Assets by Geography

(In thousands)	September 30,	June 30,	December 31,
	2012	2012	2011
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$285,994	$296,496	$297,595
Commercial mortgage	175,007	176,572	170,949
Commercial and Industrial	216,602	242,144	261,189
Construction	110,378	115,958	137,478
Finance leases	3,061	2,829	3,485
Consumer	30,005	29,879	34,888
Total non-performing loans held for investment	821,047	863,878	905,584

REO	137,877	123,178	85,788
Other repossessed property	9,700	10,530	15,283
Investment securities	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,033,167	$1,062,129	$1,071,198
Non-performing loans held for sale	-	-	4,764
Total non-performing assets, including loans held for sale (1)	$1,033,167	$1,062,129	$1,075,962
Past due loans 90 days and still accruing	$138,431	$117,936	$118,888

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$18,559	$14,454	$11,470
Commercial mortgage	11,751	11,716	12,851
Commercial and Industrial	12,657	11,909	7,276
Construction	72,786	79,794	110,594
Consumer	921	830	518
Total non-performing loans held for investment	116,674	118,703	142,709

REO	26,642	26,661	7,200
Other repossessed property	57	58	67
Total non-performing assets, excluding loans held for sale	$143,373	$145,422	$149,976
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$143,373	$145,422	$149,976
Past due loans 90 days and still accruing	$2,597	$2,649	$11,204

Florida:
Non-performing loans held for investment:
Residential mortgage	$16,360	$22,093	$29,143
Commercial mortgage	44,405	51,593	56,614
Commercial and Industrial	1,200	1,200	1,706
Construction	6,294	6,381	1,950
Consumer	2,064	1,840	656
Total non-performing loans held for investment	70,323	83,107	90,069

REO	12,482	17,502	21,304
Other repossessed property	18	13	42
Total non-performing assets, excluding loans held for sale	$82,823	$100,622	$111,415
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$82,823	$100,622	$111,415
Past due loans 90 days and still accruing	$-	$-	$724

(1) Amount excludes purchased credit impaired loans with a carrying value of approximately $12.7 million acquired as part of the credit card portfolio acquired from FIA.

Table 11 – Allowance for Loan and Lease Losses

Quarter Ended	Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
2012	2012	2011	2012	2011

Allowance for loan and lease losses, beginning of period	$457,153	$483,943	$540,878	$493,917	$553,025
Provision (recovery) for loan and lease losses:
Residential mortgage	9,083	16,368	17,744	27,787	36,916
Commercial mortgage	(6,617)	142	13,324	(4,897)	32,767
Commercial and Industrial	8,117	2,427	10,437	30,702	73,409
Construction	6,379	(666)	(2,547)	13,429	41,270
Consumer and finance leases	11,990	6,613	7,488	23,012	10,000
Total provision for loan and lease losses	28,952	24,884	46,446	90,033	194,362
Loans net charge-offs:
Residential mortgage	(7,358)	(14,211)	(15,816)	(27,300)	(29,914)
Commercial mortgage	(5,002)	(6,271)	(3,309)	(14,867)	(37,563)
Commercial and Industrial	(12,261)	(8,385)	(22,526)	(33,315)	(49,577)
Construction	(8,326)	(15,186)	(16,823)	(38,904)	(81,268)
Consumer and finance leases	(7,627)	(7,621)	(9,163)	(24,033)	(29,378)
Net charge-offs	(40,574)	(51,674)	(67,637)	(138,419)	(227,700)
Allowance for loan and lease losses, end of period	$445,531	$457,153	$519,687	$445,531	$519,687

Allowance for loan and lease losses to period end total loans held for investment	4.37%	4.44%	4.89%	4.37%	4.89%
Net charge-offs (annualized) to average loans outstanding during the period	1.58%	2.03%	2.50%	1.79%	2.72%
Provision for loan and lease losses to net charge-offs during the period	0.71	x	0.48	x	0.69	x	0.65	x	0.85	x

Table 12 – Net Charge-Offs to Average Loans

	Nine-month period ended	Year ended
	September 30,	December 31,	December 31,		December 31,	December 31,
	2012	2011	2010		2009	2008

Residential mortgage	1.30%	1.32%	1.80%	(1)	0.82%	0.19%

Commercial mortgage	1.32%	3.21%	5.02%	(2)	1.64%	0.27%

Commercial and Industrial	1.15%	1.57%	2.16%	(3)	0.72%	0.59%

Construction	13.00%	16.33%	23.80%	(4)	11.54%	0.52%

Consumer and finance leases	1.85%	2.33%	2.98%		3.05%	3.19%

Total loans	1.79%	2.68%	4.76%	(5)	2.48%	0.87%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.

(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:
First BanCorp.
John B. Pelling, III, 305-577-6000, ext. 162
Investor Relations Officer
john.pelling@firstbankpr.com